Exhibit 10.3

EXECUTION COPY

CORPORATE ADVISORY SERVICES AGREEMENT

This CORPORATE ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into as of June 30, 2009 (the “Effective Date”) by and between KEMET CORPORATION, a Delaware corporation (the “Company”), and PLATINUM EQUITY ADVISORS, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

A.                                   The Company specializes in manufacturing capacitors that are used in a wide variety of electronic applications and products (collectively, the “Business”).

B.                                     The Advisor agrees to perform certain services with respect to the Company and the Business, and, in exchange for such services, the Company agrees to pay Advisor certain fees and to provide for other consideration, all as set forth herein.

C.                                     The Company and K Financing, LLC, a Delaware limited liability company (“Lender”), are parties to that certain Amended and Restated Credit Agreement, dated as of June 7, 2009, as amended (as the same may be further amended from time to time, the “Credit Agreement”), pursuant to which Lender agreed to provide certain credit to the Company on the terms and subject to the conditions thereof.  Lender is an affiliate of Advisor.

D.                                    The execution and delivery of this Agreement by the Company is a condition precedent to the obligations of Lender under the Credit Agreement to make the initial loans thereunder.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Appointment and Term.  The Company hereby retains the Advisor to render those services set forth in Exhibit A hereto, together with such other services as the Company and the Advisor may mutually agree upon from time to time (collectively, the “Services”).  The term of this Agreement shall begin on the Effective Date and shall continue until the later to occur of (i) the fourth (4th) anniversary of the date of this Agreement and (ii) the termination of the Credit Agreement.  Notwithstanding the foregoing, (x) the Advisor may, with or without cause and in its sole discretion, terminate this Agreement at any time upon written notice to the Company, and (y) subject to the following sentence, this Agreement shall automatically terminate at the effective time of (I) a merger or consolidation of the Company with or into any entity, or the transfer or sale by the holders of the Company’s common stock (on a fully diluted, as converted basis), which results in the holders of the Company’s outstanding common stock immediately prior to any such merger, consolidation, transfer or sale ceasing to own, directly or indirectly, immediately following such merger, consolidation, transfer or sale, at least 50% of the outstanding voting securities (measured by voting rights) (on a fully diluted, as converted basis) of the surviving entity, (II) the sale, transfer or other disposition of all or substantially all of the Company assets and (III) the liquidation or dissolution of the Company; provided, however, that this Agreement shall not automatically terminate as provided in the foregoing clause (y)(I) or (y)(II) (and shall rather continue in full force and effect) if the Company so requests in writing prior to the effective time of the applicable transaction and concurrently therewith the applicable successor to or assignee of the Company assumes in writing, on a joint and several basis with the Company, all of the Company’s obligations hereunder upon such effective time.  If this Agreement is terminated pursuant to clause (y) of the immediately preceding sentence, concurrently with (and as a condition precedent to the effectiveness of) such termination, the Company shall make a lump sum payment to the Advisor equal to the aggregate amount of remaining Advisory Fees that would be payable to the Advisor pursuant to Section 3 if the term of this Agreement continued until the fourth (4th) anniversary of the date of this Agreement.

2.                                       Quality of Services.  The Advisor shall use commercially reasonable efforts to render the Services in a professional, timely and workmanlike manner; provided that notwithstanding the foregoing or anything herein to the contrary, the Advisor makes no other representations or warranties, either express or implied, with respect to the Services rendered hereunder.  It is further understood and agreed that, notwithstanding anything herein to the contrary, the Company is not precluded from engaging other persons aside from or in addition to the Advisor to provide similar or identical Services to the Company during the term of this Agreement, and any such engagement of another person shall not affect or impair the Advisor’s right to receive the fees set forth herein.

3.                                       Compensation.

(a)                                  In consideration of the Services and the Advisor’s willingness to provide the same, the Company shall pay to the Advisor a fee (the “Advisory Fee”) of US$1,500,000 per calendar year during the term of this Agreement.  The Company shall make a single lump sum Advisory Fee payment of US$1,500,000 on the date hereof, which shall satisfy the Company’s obligations to pay the Advisory Fee hereunder through the remainder of calendar year 2009 and the portion of calendar year 2010 ending on the first anniversary of the date of this Agreement.  Beginning with the first calendar quarter ending after the first anniversary of the date of this Agreement, the Company shall pay the Advisory Fee for the applicable calendar year in arrears in equal quarterly installments due and payable on the last business day of each calendar quarter during the term of this Agreement.  For example, if the date of this Agreement is June 30, 2009, (i) with respect to calendar year 2009, the Company shall make a single lump sum Advisory Fee payment of US$1,500,000 on June 30, 2009 and (ii) with respect to calendar year 2010, if this Agreement is in effect, the Company shall make an Advisory Fee payment of $375,000 on September 30, 2010 and $375,000 on December 31, 2010.  For the avoidance of doubt, the Company’s Advisory Fee payment for the first calendar quarter ending after the first anniversary of the date of this agreement shall be made on a pro rata basis based upon the actual number of days in such calendar quarter after the first anniversary of the date of this Agreement.  Payments of the Advisory Fee shall be due and payable, without demand or other notice from the Advisor, as provided herein.  All Advisory Fee payments due and payable hereunder shall be made by the Company via wire transfer of immediately available funds to an account designated by the Advisor or in such other manner as may be mutually agreed upon by the Company and Advisor.  All Advisory Fees payable hereunder shall be non-refundable (including, without limitation, if this Agreement is terminated prior to the completion of a particular calendar quarter), and shall be paid when due, without right of offset.  The Company shall promptly reimburse the Advisor (on a periodic basis, as invoiced) for all reasonable out-of-pocket costs and expenses incurred by the Advisor in connection with rendering the Services.

(b)                                 If, at the time any payment due hereunder from the Company to the Advisor is due and payable, the Company either (i) does not have sufficient funds available to make such payment at such time or (ii) is prohibited by any of its debt financing agreements from making such payment at such time, then the Company may defer such payment until the earliest subsequent time when the Company has sufficient funds available to make such payment or when such prohibition in the Company’s debt financing agreements is no longer effective, as applicable; provided that (x) nothing in the foregoing shall be deemed to alter the Company’s absolute obligation to make such payment, and (y) any payment so deferred shall bear interest at the Applicable Rate from the due date thereof until the date such payment (including all accrued interest thereon) is made in full.  For the purposes of this Agreement, the “Applicable Rate” shall be the “prime rate” then in effect as published in The Wall Street Journal for the date such payment is due or is made in full, whichever is greater, plus three percent (3%).  For the avoidance of doubt, except as expressly permitted by this Section 3(b), the Company may not defer any payment due hereunder.

4.                                       Representation and Warranties.

(a)                                  The Advisor represents and warrants to the Company that as of the date hereof: (i) the Advisor is a limited liability company duly organized and validly existing under the laws of the state of Delaware, and all corporate and other internal authorization required for the execution of this Agreement by the Advisor have been obtained, and (ii) this Agreement does not materially violate any agreements to which the Advisor is a party or is otherwise bound.  Except as otherwise expressly set forth herein, the Advisor makes no representations or warranties with respect to the Services, this Agreement or any other matter related hereto.

(b)                                 The Company represents and warrants to the Advisor that as of the date hereof: (i) the Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and all corporate and other internal authorization required for the execution of this Agreement by the Company have been obtained, (ii) this Agreement does not materially violate any agreements to which the Company is a party or is otherwise bound, (iii) the Company is not a party to or otherwise bound by any agreement that prohibits the Company from making any payment hereunder when due, and the Company hereby covenants that it will not enter into any such agreement and will not modify or amend any existing agreement to which the Company is a party or otherwise bound in a manner that would cause any such prohibition to be applicable.  Except as otherwise expressly set forth herein, the Company makes no representations or warranties with respect to the Services, this Agreement or any other matter related hereto.

5.                                       Confidentiality.  The Advisor agrees to use commercially reasonable efforts to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents, advisors, other representatives and third parties who have a bona fide need to know the same, including without limitation accountants, legal counsel, other advisors and lenders (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof or will otherwise be subject to contractual or other confidentiality restrictions that are no less restrictive than the provisions hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority, (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) with the consent of the Company or (f) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 5 or (ii) becomes available to the Advisor on a nonconfidential basis from a source other than the Company.  For the purposes of this Section 5, “Information” shall mean all information received from the Company relating to the Company or any of its subsidiaries or its business that would reasonably be considered to be confidential, other than any such information that is available to the Advisor on a nonconfidential basis prior to disclosure by the Company.

6.                                       Independent Contractor.  The Company acknowledges that in performing the Services, the Advisor is acting as an independent contractor, and not as a fiduciary, agent or otherwise, to the Company or any other person or entity.  The Advisor acknowledges that it shall not, unless otherwise expressly authorized in writing by the Company, have any authority to act for or represent the Company in any way, execute any transaction on behalf of the Company or otherwise be deemed an agent of the Company.  Nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of partners or joint venturers between the Advisor and the Company.  The Company acknowledges and agrees that the Advisor and its affiliates may have and may continue to have relationships with parties other than the Company pursuant to which the Advisor may acquire information relevant to the Business or otherwise of interest to the Company, and the Advisor shall have no obligation to disclose any such information to the Company or to use such information in connection with any Services.

7.                                       Indemnification; Limitation of Liability.  The Company shall indemnify, to the fullest extent permitted by law, the Advisor and its officers, directors employees, affiliates, agents and other representatives (collectively, the “Advisor Parties”), against all liabilities, costs and expenses incurred in connection with the Services provided hereunder, other than if and to the extent such liabilities, costs and expenses arise as a result of the gross negligence, bad faith, fraud or willful misconduct of the party to be charged.  Notwithstanding anything herein to the contrary, the maximum aggregate monetary or other liability that the Advisor Parties shall have to the Company or any other party (including, without limitation, the Company’s officers, directors, employees, agents and other representatives and stockholders) with respect to any and all claims (on a cumulative basis) related to or in connection with the breach or alleged breach hereof by the Advisor, or related to or in connection with the Services provided or to be provided hereunder, shall be the lesser of (i) the aggregate amount of Advisory Fees paid by the Company to the Advisor hereunder and (ii) US$1,500,000.  Notwithstanding anything herein to the contrary, the Advisor shall not be liable under any circumstance for any lost profits or other special, incidental, indirect, punitive or consequential damages, however, caused and under any theory of liability, arising from its provision of the Services or otherwise related to or in connection with this Agreement.

8.                                       General.  Each provision of this Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.  The waiver of either party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.  This Agreement shall be construed and enforced in accordance with the laws of the state of California, United States, without regard to its conflict of laws principles.  All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  No persons other than the parties to this Agreement may directly or indirectly rely upon or enforce the provisions of this Agreement, whether as a third party beneficiary or otherwise.  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect thereto.  This Agreement may only be amended by a writing signed by each of the parties hereto.  The provisions contained in Section 5, Section 7 and Section 8 hereof shall survive the termination of this Agreement.  Capitalized terms which are defined in the Credit Agreement and used but not defined herein shall have the meaning assigned to such terms in the Credit Agreement.

Signature Page Follows Immediately Hereafter

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

KEMET CORPORATION

By:	/s/ William M. Lowe, Jr.
Name:	William M. Lowe, Jr.
Title:

Signature Page to Corporate Advisory Services Agreement

PLATINUM EQUITY ADVISORS, LLC

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	Vice President

Signature Page to Corporate Advisory Services Agreement

EXHIBIT A TO CORPORATE ADVISORY SERVICES AGREEMENT*

•                  Providing general business advice.

•                  Providing advice regarding corporate restructuring.

•                  Providing advice regarding structuring and negotiating transactions.

•                  Providing advice regarding identifying, structuring, negotiating, obtaining bank, institutional and other sources of financing for the Company.

•                  Providing advice regarding financial activities of the Company.

•                  Providing management advice and financial planning advice.

•                  Providing such other advice to the Company as generally may be required to properly carry on the business and operations of the Company.

•                  Administrative advice:

(i)                                     Advice on the performance of financial analyses and research by the Company, including financial forecasting, strategic planning, budgeting, and analysis; and

(ii)                                  Advice to the Company in connection with capital investments.

•                  Financial advice:

(i)                                     Advice in the coordination and oversight of the short-term and long-term financing requirements of the Company (including as to cash-flow projections);

(ii)                                  Advice on and oversight of the investments to be carried out by the Company;

(iii)                               Advice in the coordination of cash and equivalents held by the Company, including cash on hand, and investments of cash and equivalents on a consolidated basis; advice on the control and recovery of liabilities and receivables;

(iv)                              Advice in the coordination of the management of foreign currencies and hedging operations; and

(v)                                 Review of and subsequent advice regarding the business plan of the Company.

* The specific nature and scope of all Services to be rendered hereunder to be determined as mutually agreed from time to time by the parties.